Exhibit (b)(1)

October 25, 2024

Martin Resource Management Corporation

4200 B Stone Road

Kilgore, TX 75662

Attn: Sharon Taylor

Re:	$200,000,000 Senior Secured Credit Facility

Dear Sharon:

You, Martin Resource Management Corporation (“you” or the “Borrower”) have advised us, Regions Bank and Regions Capital Markets, a division of Regions Bank (“RCM” and, together with Regions Bank, “us,” “we,” or “Regions”) that the Borrower desires to enter into a senior secured credit facility in an aggregate the principal amount of up to $200,000,000 (the “Senior Credit Facility”), as more fully described in the Summary of Principal Terms and Conditions attached hereto as Annex I and by reference made a part hereof (the “Term Sheet;” and together with this letter, the “Commitment Letter”). Regions understands that the proceeds of the Senior Credit Facility will be used to (i) consummate the acquisition (the “Acquisition”) pursuant to an acquisition agreement by and among the Borrower or certain of its subsidiaries and the sellers (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”) for the purchase of the equity interests of Martin Midstream Partners L.P. (the “Target”) not already owned, directly or indirectly, by the Borrower, (ii) to pay transaction fees, costs and expenses related to the Senior Credit Facility and the Acquisition, and (iii) to fund the ongoing working capital and general corporate needs of the Borrower and its subsidiaries. The date on which definitive credit documentation evidencing the Senior Credit Facility closes is referred to as the “Closing Date”. The Acquisition, the entering into and funding of the Senior Credit Facility and all related transactions are hereinafter collectively referred to as the “Transaction”.

In connection with the foregoing, you have requested that: (i) Regions Bank agree to serve as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility and provide a commitment to lend up to $200,000,000 of the Senior Credit Facility and (ii) RCM serve as lead arranger and book runner (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, and in such capacities to form a syndicate of financial institutions (together with Regions Bank, the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.

Subject to the terms and conditions in this Commitment Letter (including the Term Sheet), Regions Bank is pleased to confirm its commitment to extend up to $200,000,000 of the Senior Credit Facility to you and its willingness to act as Administrative Agent for the Senior Credit Facility. RCM is also pleased to confirm its willingness to act as Lead Arranger for the Senior Credit Facility.

Martin Resource Management Corporation

October 25, 2024

A.	Terms and Conditions of the Senior Credit Facility

The principal terms and conditions of the Senior Credit Facility shall include those set forth in the Term Sheet. In addition, the Lead Arranger, on behalf of the Lenders, may require certain other customary terms and conditions found in a credit facility of this type, which may not be specifically listed in the Term Sheet.

B.	Syndication and Other Commitments

The obligations of Regions and Regions Bank are not conditioned on the syndication of the Senior Credit Facility to any other Lenders, provided that Wells Fargo Bank, National Association (or an affiliate thereof) (“Wells Fargo”) assumes $100,000,000 of Regions’ commitment to the Senior Credit Facility, and actually funds such commitment at closing. Regions confirms that it has received a commitment letter from Wells Fargo for up to $100,000,000 of the Senior Credit Facility.

C.	Fees

Certain fees payable to Regions in connection with its obligations hereunder are set forth in that certain letter agreement, dated the date hereof, executed by Regions and acknowledged and agreed to by the Borrower (the “Fee Letter”). The obligations of Regions pursuant to this Commitment Letter are subject to the execution and delivery of the Fee Letter by the Borrower, which Fee Letter constitutes an integral part of this Commitment Letter.

D.	Conditions Precedent

The undertakings and obligations of Regions under this Commitment Letter are subject to: (i) the preparation, execution and delivery of mutually acceptable credit documentation, including a credit agreement incorporating substantially the terms and conditions outlined in this Commitment Letter; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), properties or prospects of the Borrower and its subsidiaries or affiliates, taken as a whole as reflected in the respective consolidated financial statements of the Borrower as of December 31, 2023; (iii) the accuracy of all representations that you or your affiliates make to Regions (including those in Section E below) and all information that the Borrower furnishes to Regions; (iv) the absence of (x) any information or other matter being disclosed after the date hereof and (y) Regions becoming aware of any information, that, in either case is inconsistent in a material and adverse manner with any information or other material disclosed to Regions; (v) the completion, and the Borrower’s reasonable cooperation in connection with, our legal, tax, accounting, business, financial, environmental and ERISA due diligence concerning the Borrower and its subsidiaries, and Regions’ satisfaction in all material respects with the results thereof; (vi) the payment in full of all fees, expenses and other amounts payable hereunder and under the Fee Letter; (vii) the compliance by you with the provisions of this Commitment Letter; (viii) an initial closing of the Senior Credit

Martin Resource Management Corporation

October 25, 2024

Facility on or prior to December 31, 2024; (ix) Wells Fargo assumes $100,000,000 of Regions’ commitments for the Senior Credit Facility on the terms and conditions referred to herein and in the Term Sheet, (x) internal credit approval of Regions Bank and (xi) the satisfaction of any other conditions set forth in the Term Sheet.

E.	Information.

The Borrower represents, warrants and covenants to Regions that (i) all financial statements and other written information that has been or will be made available to Regions by the Borrower or any of its representatives (or on your or their behalf) in connection with any aspect the transactions contemplated by this Commitment Letter (the “Information”), other than any Projections, defined below, and information of a general economic or industry specific nature is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; (ii) all financial projections concerning the Borrower and its subsidiaries and/or the Target and its subsidiaries that have been or are hereafter made available to Regions or the Lenders by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time such Projections were made. The Borrower agrees to supplement the Information and the Projections from time to time until the Closing Date so that the representations and warranties contained in this Section E remain correct. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Regions shall be entitled to use and rely on the accuracy of the Information and the Projections without responsibility for independent verification thereof. Each of the parties hereto represents and warrants that this Commitment Letter has been duly authorized by, and validly executed and delivered by, such party.

The Borrower authorizes Regions to use and share with its representatives all credit and other confidential or non-public information regarding the Borrower to the extent permitted by applicable laws and regulations and for the purpose of performing its obligations under this Commitment Letter and the Senior Credit Facility.

F.	Indemnities, Expenses, Etc.

1.  Indemnification. The Borrower agrees to indemnify and hold harmless Regions, each other Lender and each of their respective affiliates, directors, officers, employees, agents, representatives, legal counsel, and consultants (each, an “Indemnified Person”) against, and to reimburse each Indemnified Person upon its demand for, any losses, claims, damages, liabilities or other expenses of any kind or nature (“Losses”) incurred by such Indemnified Person or asserted against such Indemnified Person by any third party or by the Borrower or any of its subsidiaries, insofar as such Losses arise out of or in any way relate to or result from this Commitment Letter, the Fee Letter, the financings and other transactions contemplated by this Commitment Letter (including, without limitation, the performance by any Indemnified Person of its obligations hereunder) or the use of the proceeds of the Senior Credit Facility, including, without limitation, (i) all Losses arising out of any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto) and (ii) Losses that arise out of untrue statements made

Martin Resource Management Corporation

October 25, 2024

or statements omitted to be made by the Borrower, or with the Borrower’s consent or in conformity with the Borrower’s actions or omissions), in each case whether or not such Indemnified Person is a party to any such proceeding; provided that the Borrower shall not be liable pursuant to this indemnity for any Losses to the extent that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Borrower also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its subsidiaries or affiliates or to its respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction. The Borrower shall not, without the prior written consent of any Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Person is a party and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such indemnity.

2.  Expenses. In further consideration of the commitments and undertakings of Regions hereunder, and recognizing that in connection herewith Regions will be incurring certain costs and expenses (including, without limitation, fees and disbursements of legal counsel, and costs and expenses for due diligence, syndication, transportation, duplication, mailings, messenger services, dedicated web page on the internet for the transactions contemplated by this Commitment Letter, appraisal, audit, and insurance), the Borrower hereby agrees to pay (or cause to be paid), or to reimburse (or cause to be reimbursed) Regions promptly after request for, all such reasonable and documented out-of-pocket costs and expenses (whether incurred before or after the date hereof), regardless of whether any of the transactions contemplated hereby are consummated. The Borrower also agrees to pay all costs and expenses of Regions (including, without limitation, fees and disbursements of legal counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

G.	Miscellaneous

1.  Effectiveness. This Commitment Letter shall constitute a binding obligation of Regions for all purposes immediately upon the acceptance hereof by the Borrower in the manner specified below. Notwithstanding any other provision of this Commitment Letter, the commitments and undertakings of Regions set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter and the Fee Letter shall have been accepted by the Borrower in the manner specified below.

Martin Resource Management Corporation

October 25, 2024

2.  Termination. Unless this Commitment Letter and the Fee Letter have been executed by the Borrower and delivered to Regions prior to 5:00 p.m., central standard time, on October 31, 2024, all commitments and obligations of Regions under this Commitment Letter shall terminate on such date. If this Commitment Letter and the Fee Letter are executed and delivered by the Borrower to Regions, in accordance with the preceding sentence, all commitments and undertakings of Regions hereunder shall terminate on the earliest of (a) December 31, 2024, unless the definitive credit agreement and other legal documents related to the Senior Credit Facility have been executed and delivered on or prior to such date (it being agreed that the parties hereto will work diligently to achieve this schedule) (b) the closing of the Acquisition without the use of the Senior Credit Facility and (c) the acceptance by you or any of your affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Transaction. In consideration of the time and resources that Regions will devote to the Senior Credit Facility, you agree that, until such expiration, you will not solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing Senior Credit Facility or facilities for the Borrower and its subsidiaries of affiliates. The commitments and undertakings of Regions may be terminated by Regions if the Borrower fails to perform its obligation under this Commitment Letter and the Fee Letter on a timely basis.

3.  No Third-Party Beneficiaries. This Commitment Letter is solely for the benefit of the Borrower, Regions and the Indemnified Persons; no provision hereof shall be deemed to confer rights on any other person or entity.

4.  No Assignment; Amendment. This Commitment Letter and the Fee Letter may not be assigned by the Borrower or Regions to any other person or entity; provided, that, without limiting the foregoing restriction, all of the obligations of the Borrower hereunder and under the Fee Letter shall be binding upon the successors and assigns of the Borrower and Regions, respectively. No amendment, waiver or modification of any provision hereof shall in any event be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. The section headings contained herein have been inserted as a matter of convenience of reference and are not part of this Commitment Letter.

5.  Use of Name and Information. The Borrower agrees that any references to Regions or any of its affiliates made in connection with the Senior Credit Facility are subject to the prior approval of Regions. Regions shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications; including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense.

6.  GOVERNING LAW. THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Martin Resource Management Corporation

October 25, 2024

7.  WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND REGIONS WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state court sitting in the City of Atlanta, State of Georgia or the United States District Court for the Northern District of Georgia for the purpose of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Borrower or Regions are or may be subject, by suit upon judgment.

8.  Survival. The obligations and agreements of the Borrower contained in the last paragraph of Section E, all of Section F, and paragraphs 2, 6, 7, and 9 of this Section G shall survive the expiration and termination of this Commitment Letter.

9.  Confidentiality. The Borrower will not disclose or permit disclosure of this Commitment Letter, the Fee Letter nor the contents of the foregoing to any person or entity (including, without limitation, any lender other than Regions), either directly or indirectly, orally or in writing, except (i) to the Borrower’s officers, directors, accountants, agents and legal counsel who are directly involved in the transactions contemplated hereby, in each case on a confidential basis, (ii) on a confidential basis to the board of directors and advisors of the seller and the Target in connection with their consideration of the Transaction or (iii) as required by law (in which case the Borrower agrees to inform Regions promptly thereof); provided, however, it is understood and agreed that the Borrower may disclose this Commitment Letter (including the Term Sheet) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Regions hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Regions to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Regions and its affiliates.

10.  Counterparts. This Commitment Letter and the Fee Letter may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery by one or more parties hereto of an executed counterpart of this Commitment Letter or Fee Letter via facsimile, telecopy, DocuSign or other electronic method of transmission pursuant to which the signature of such party can be seen (including Adobe Corporation’s Portable Document Format or PDF) shall have the same force and effect as the delivery of an original manually executed counterpart of this Commitment Letter or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law,

Martin Resource Management Corporation

October 25, 2024

including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of records in electronic form.

11.  No Fiduciary Duty. The Borrower acknowledges and agrees that (i) the commitment to and syndication of the Senior Credit Facility pursuant to this Commitment Letter are an arm’s-length commercial transaction between the Borrower, on the one hand, and Regions, on the other, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (ii) in connection with the transactions contemplated hereby and the process leading to such transactions, Regions is and has been acting solely as a principal and is not the agent or fiduciary of the Borrower or its subsidiaries, affiliates, stockholders, creditors, employees or any other party, (iii) Regions has not assumed an advisory responsibility or fiduciary duty in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether Regions has advised or are currently advising the Borrower on other matters) and Regions does not have any obligation to the Borrower except those expressly set forth in this Commitment Letter, (iv) Regions and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its affiliates, and Regions shall not have any obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship as a consequence of this Commitment Letter, (v) Regions has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate and (vi) Regions and its affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower’s and those of the Borrower’s affiliates and subsidiaries, and Regions has no obligation to disclose any of such interests to the Borrower or its affiliates and subsidiaries. The Borrower waives and releases, to the fullest extent permitted by applicable law, any claims that it may have against Regions with respect to any breach or alleged breach of fiduciary duty as a consequence of this Commitment Letter.

12.  Entire Agreement. Upon acceptance by the Borrower as provided herein, this Commitment Letter and the Fee Letter referenced herein shall supersede all understandings and agreements between the parties to this Commitment Letter in respect of the transactions contemplated hereby. Those matters that are not covered or made clear herein or in the Term Sheet or the Fee Letter are subject to mutual agreement of the parties hereto and thereto.

Martin Resource Management Corporation

October 25, 2024

We look forward to working with you on this important transaction.

Very truly yours,

REGIONS BANK

By:	/s/ Eric Morse
Name:	Eric Morse
Title:	Director

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK

By:	/s/ Ed Baran
Name:	Ed Baran
Title:	Director

ACCEPTED AND AGREED
this 25th day of October, 2024

MARTIN RESOURCE MANAGEMENT CORPORATION

By:	/s/ Sharon L. Taylor
Name:	Sharon L. Taylor
Title:	Executive Vice President and Chief Financial Officer

Annex I

Term Sheet

[Attached]

MRMC Summary of Proposed Terms

Borrower	Martin Resource Management Corporation and certain subsidiaries

Facility	$200MM Credit Facility including a Revolving Line of Credit of up to $200MM and a $20MM Term Loan. The Revolving Line of Credit will be limited to $200MM less the outstanding balance of the Term Loan.

Regions share of Facility	$100MM

Maturity	June 27, 2027

Security	All assets including 100% of MMLP partnership units. 84% of partnership units to be released as security upon full repayment of the Term Loan. Subject to additional discussion either 1) Negative pledge on RE with option to perfect on RE assets subject to certain triggers tbd or 2) Mortgage on real property assets.

Sublimits	$22.5MM L/C sublimit

	FCCR	Drawn Pricing

Revolver Pricing	Anytime Term Loan is outstanding and until such time that T3M Average EA > $40MM	S+350bps

	<1.10x	S+300bps

	≥ 1.10x, ≤1.50x	S+250bps

	>1.50x	S+225bps

Term Loan Pricing	S+600bps

Term Loan Amortization	4 Year Straight Line subject to mandatory prepayments from MMLP Distributions described below.

Term Loan Payment Reserves	To the extent that Proforma TTM FCCR is less than 1.1x, a borrowing base reserve will be established as the lesser of $5MM or the remaining Term Loan principal balance due. For clarity, the Term Loan Payment Reserves would be excluded from the calculation of Minimum Excess Availability.

Unused Line Fee	37.5 bps

Administrative Fee	Annual fee on anniversary paid to the Agent $50,000

MMLP Distributions

To the extent that TTM MMLP leverage falls below 3.75x, a minimum of 75% of available distributions will be made to MRMC as long as the Term Loan (“TL” remains outstanding). Of the distributions, 70% will pay down the TL and 30% will pay down the revolver as long as Average T3M Excess Availability (“EA”) is less than $45MM. When EA is greater than $45MM, 100% would be against the TL until paid in full.

MMLP Distributions made pursuant to a $10MM unrestricted distribution basket (basket that is not limited by MMLP leverage) would be used to pay down the revolver and not the Term Loan.

Reporting

•  Monthly financial statements, borrowing base certificates, and compliance certificates

•  Annual projections and audited financial statements

•  1x field exam per year (up to 3 times reimbursed)

•  1x inventory appraisal per year (up to 2 times reimbursed)

Borrowing Base

•  90% of eligible investment grade A/R; plus

•  90% of eligible non-IG A/R (reverting to 85% one year after closing); plus

•  90% of eligible MMLP A/R supported by Letters of Credit; plus

•  80% of book value of Eligible Petroleum Inventory; plus

•  Lesser of (a) 70% of book value and (b) 85% of NOLV percentage of book value of Eligible Asphalt Inventory; plus

•  Lesser of (a) 70% of book value and (b) 85% of NOLV percentage of book value of Eligible Lubricant Inventory; plus

•  Eligible in-transit (crude oil) which is eligible up to an aggregate limit of $15MM; plus

•  Prepaid Inventory which is delivered within 7 days of the prepayment at an advance rate consistent with the type of inventory above not to exceed $5MM in total; plus

•  95% of restricted cash (capped at $5MM); less

•  LC reserves offset by Eligible Addback for Unused Trade Letters of Credit; less

•  Other Reserves established by lender

Eligible Add-Back for Unused Trade Letters of Credit: the aggregate maximum amount of Trade Letters of Credit minus any amounts drawn under such Trade Letters of Credit minus any other liabilities then existing which may be satisfied by a drawing under any such Trade Letters of Credit for the purchase of the Eligible Petroleum for which title has passed to a Loan Party as of the Borrowing Base Date minus any other liabilities which may be owed by such Loan Party to the beneficiary of any such Trade Letter of Credit and which may be satisfied by any such Trade Letter of Credit.

Minimum Opening Excess Availability	$30MM if the transaction is closed prior to December 20, 2024. $25MM if the transaction is closed between December 20 and December 31 2024

Financial Covenants	Minimum Excess Availability of 10% of the Borrowing Base at all times using a 5-day moving average

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Minimum TTM FCCR of 1.10x measured monthly. Covenant FCCR would exclude Class C Note repayments made prior to 3/31/2024.

Restricted Payments

Provided no EOD exists or would be caused thereby, the following restricted payments are permitted:

•  Up to $5MM of share repurchases pursuant to the profit sharing plan

•  Up to $250M of contributions/distributions to the New Martin ESOP

•  Regular scheduled installments of accrued interest on Subordinated ESOP-related notes

•  Prepayments on ESOP Class C Notes; 1) up to $10MM per fiscal year subject to $25MM in Excess Availability after giving effect to such payment, 2) up to an additional $10MM per fiscal subject to i) Excess Availability after giving effect to such payment of $35MM and ii) proforma FCCR equal to or greater than 1.1x. No Class C Note principal repayments until Term Loan has been repaid in full.

•  Payments on Management Notes limited to interest only until the Term Loan has been repaid in full subject to proforma TTM FCCR of 1.1x (including elevated interest reflective of the higher loan balances resulting from the MMLP acquisition). After full repayment of the Term Loan, principal (based on 2 year straight line amortization) and interest payments on Management Notes allowed subject to proforma TTM FCCR of 1.1x. Full lump sum repayment of the Management Notes subject to 1) full repayment of the Term Loan, 2) Proforma TTM FCCR is greater than 1.1x and 3) proforma 3 month average Excess Availability > $25MM.

Closing Fee	60 bps paid on lender commitments at closing

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